Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 56 to the Registration Statement on Form N-1A of Fidelity Newbury Street Trust: Prime Fund, Treasury Fund, and Tax-Exempt Fund of our report dated December 12, 2012 on the financial statements and financial highlights included in the October 31, 2012 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts December 21, 2012